Exhibit 99.1
Marine Petroleum Trust
News Release
MARINE PETROLEUM TRUST
ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION
     DALLAS, Texas, November 19, 2009 — Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.322823 per unit, payable on December 28, 2009, to unitholders of record on November 30, 2009. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.
     This distribution of $0.322823 per unit is higher than the $0.246003 per unit distributed last quarter and is lower than the $0.885216 per unit distributed in the comparable quarter in 2008. Prices realized for oil and for natural gas are lower than this time last year. Royalties received from oil and natural gas are also down due to damage caused by Hurricanes Gustav and Ike, which hit the Gulf Coast in September 2008 and caused a disruption in oil and natural gas production.
     Over 73% of the royalties included in this distribution are from the net profits interest in the royalty properties located offshore Louisiana held by Marine Petroleum Corporation. This area was the most affected by Hurricanes Gustav and Ike. Marine believes that all significant leases in which Marine has an interest that experienced a disruption in production were back on production by the third quarter of 2009. Still, production volumes may be slow to reach and may not reach volumes realized before damage was caused by the hurricanes. This distribution to be paid on December 28, 2009 will generally be based on production in July, August, September and October of 2009.
     Approximately 27% of the distribution this quarter is from the 32.6% interest that Marine holds in Tidelands Royalty Trust “B”. Revenues from Tidelands Royalty Trust “B” are down primarily due to lower prices realized for both oil and natural gas.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.800.985.0794